CREDIT SUISSE

Filed pursuant to Rule 433
Registration Statement No. 333-158199-10
Dated March 1, 2010

Credit Suisse FX Factor USD Excess Return Index

Monthly Performance Report - February 2010

1 March 2010



Highlights

- The CS FX Factor Index showed a stable performance in February, declining by a modest 0.03% in difficult market conditions. Year to date, FX Factor yielded an excess return of -0.66%, with a realised volatility of 4.23%.
- Market appetite for risk continued to drift lower amid ongoing concerns about Greece's fiscal position and the surprise discount rate hike in the US.
- Against this background, Carry continued to contribute negatively to the overall index performance in February, while Value retraced some of the strong gains reported in January.
- On the positive side, Momentum, Growth, Terms of Trade and Emerging Markets posted moderate gains in February, but with substantial intra-month volatility.

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Performance Statistics

	February	3 Months	YTD	12 Months	5 Years
Excess Return	-0.03%	1.13%	-0.66%	4.64%	22.91%
Realized Volatility	4.54%	4.72%	4.23%	4.27%	5.17%
Sharpe Ratio	-0.05	0.99	-0.96	1.06	0.81
Skew	-0.40	-0.33	-0.57	-0.36	-0.44
Kurtosis	1.47	0.21	1.51	0.02	1.71
Maximum Drawdown	-1.23%	-1.86%	-1.86%	-1.86%	-5.35%
Maximum Drawdown Date	25 Feb 10	25 Feb 10	25 Feb 10	25 Feb 10	18 Apr 05

Source: Credit Suisse - Feb 2005 to Feb 2010 FXFTERUS performance (simulated prior to Apr 09)

Performance (past 12 months)



Index Level
250
245
240
235
230
225
220
FXFTERUS
Feb 09
May 09
Aug 09
Nov 09

Risk-Return Comparison (12 month rolling)



Return
50%
40%
30%
20%
10%
0%
-10%
MSCI World
CS Tremont Hedge Fund Index
S&P GS Commodity Index
JP Morgan Global Bond Index
FXFTERUS
FX Parker Index
Volatility
0%
5%
10%
15%
20%
25%
30%

Source: Bloomberg, Datastream, Credit Suisse-Feb 2009 to Feb 2010 FXFTERUS performance (simulated prior to Apr 09)

Strategy Contribution

	3 Months	12 Months
Carry	0.66%	2.44%
EM	0.15%	0.87%
Growth	1.06%	1.99%
Momentum	-0.91%	-1.13%
Terms of Trade	-0.36%	-0.74%
Value	0.54%	1.22%
Overall	1.13%	4.64%

3 Months Rolling Contribution



4%
3%
2%
1%
0%
-1%
-2%
-3%
-4%
Carry
Terms of Trade
Growth
Momentum
Value
EM
FX Factor
Feb-09 / May-09
May-09 / Aug-09
Aug-09 / Nov-09
Nov-09 / Feb-10

Source: Credit Suisse - Feb 2009 to Feb 2010 FXFTERUS performance (simulated prior to Apr 09)

Index Facts

Index Value (26 Feb 2010)	239.36
Bloomberg Index Ticker	FXFTERUS Index <GO>

© Copyright 2009 Credit Suisse Group AG and/or its subsidiaries and affiliates. All rights reserved. This document has been prepared by Credit Suisse.